Exhibit 99.1
Terra Nitrogen Company, L.P. reports third quarter results;
declares cash distribution
Sioux City, Iowa (October 23, 2008)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $106.2 million, $63.2 million of which is allocable to Common Units ($3.41 per Common Unit), on revenues of $246.6 million for the third quarter ended Sept. 30, 2008. This compares with net income of $45.6 million, $44.7 million of which is allocable to Common Units ($2.42 per Common Unit) on revenues of $133.2 million for the 2007 third quarter. For the 2008 first nine months, TNCLP reported net income of $318.0 million, $210.1 million of which is allocable to Common Units ($11.35 per Common Unit), on revenues of $677.8 million, compared to net income of $138.0 million, $135.2 million of which is allocable to Common Units ($7.31 per Common Unit) on revenues of $438.7 million for the 2007 first nine months.
TNCLP also announced a cash distribution for the quarter ended Sept. 30, 2008, of $2.80 per common limited partnership unit payable Nov. 25, 2008, to holders of record as of Nov. 7, 2008. Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, cash requirements for working capital needs, and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. Those targeted levels were attained in the 2008 first quarter.
Analysis of results
Third quarter
TNCLP’s third quarter earnings improvement over last year was due to higher nitrogen products selling prices and sales volumes, partially offset by higher natural gas costs. Low grain inventories supported strong U.S. nitrogen demand and selling prices in the third quarter. From the 2007 to the 2008 third quarter, TNCLP’s:
•	Ammonia and urea ammonium nitrate (UAN) selling prices increased by 81 and 47 percent, respectively.

•	Ammonia and UAN sales volumes increased by 19 percent 24 percent, respectively.

•	Natural gas unit costs increased by 32 percent.

Year-to-date
TNCLP’s year-to-date earnings improvement over last year was due to higher nitrogen products selling prices and sales volumes, partially offset by higher natural gas costs. Year-to-date results were affected by generally the same factors as those affecting the third quarter. From the 2007 to the 2008 first nine months, TNCLP’s:
•	Ammonia and UAN selling prices increased by 57 and 49 percent, respectively.

•	Ammonia sales volumes stayed approximately the same, while UAN sales volumes increased by 5 percent.

•	Natural gas unit costs increased by 19 percent.
Forward natural gas position
TNCLP’s forward purchase contracts at Sept. 30, 2008, fixed prices for about 37 percent of its next 12 months’ natural gas requirements at $70 million above published forward markets at that date. TNCLP has entered into these forward gas positions to secure margins on nitrogen products sold forward at fixed prices.
About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statement
Certain statements in this news release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These include, among others, statements relating to:
•	financial markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•	product mix,

•	the seasonality of demand patterns,

•	weather conditions,

•	environmental and other government regulation, and

•	agricultural regulations.
Additional information as to these factors can be found in TNCLP’s 2007 Annual Report/10-K, in the sections entitled “Business,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ Web site, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Product revenues	$246,450	$133,009	$677,495	$438,019
Other income	135	142	293	729

Total revenues	246,585	133,151	677,788	438,748

Cost of goods sold	138,286	86,490	352,118	291,371
Total gross profit	108,299	46,661	325,670	147,377
Operating expenses	3,196	2,452	12,833	13,100
Interest income—net	(1,097)	(1,402)	(5,114)	(3,721)

Net income	106,200	45,611	317,951	137,998

Net income allocable to Common Units	63,169	44,699	210,058	135,239

Earnings per Common Unit	$3.41	$2.42	$11.35	$7.31

Nitrogen Volumes and Prices
Note: All UAN data for 2008 and 2007 are expressed on a 32% nitrogen basis.

	2008		2007
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	($/ton) [1]	(000 tons)	($/ton) [1]
Third quarter
Ammonia	68	664	57	367
UAN	536	342	432	233

First nine months
Ammonia	222	582	221	370
UAN	1,560	321	1,486	215
Natural Gas Costs/MMBtu2

Three Months Ended		Nine Months Ended
September 30,		September 30,
2008	2007	2008	2007
$9.28	$7.02	$8.00	$6.70

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,
	2008	2007
ASSETS
Cash and cash equivalents	$185,763	$93,549
Demand deposit with affiliate	4,369	—
Accounts receivable	57,140	40,174
Inventories	43,697	30,487
Prepaid expenses and other current assets	12,703	3,747

Total current assets	303,672	167,957

Property, plant and equipment, net	68,480	72,413
Other assets	12,137	24,975

Total assets	$384,289	$265,345

LIABILITIES
Accounts payable and accrued liabilities	$119,732	$52,012
Customer prepayments	92,092	39,762

Total current liabilities	211,824	91,774

Other long-term liabilities	1,071	1,979

Total liabilities	212,895	93,753

PARTNERS’ CAPITAL	171,394	171,592

Total liabilities and partners’ capital	$384,289	$265,345